Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

First Eagle Alternative Capital BDC, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth proposed amendments of the Third Amended and Restated Certificate of Incorporation of the Company, declaring said amendments to be advisable, and submitting said amendments to the stockholders of the Company for consideration thereof.

SECOND: That the amendments are as follows:

(ii)

The Third Amended and Restated Certificate of Incorporation is hereby amended by deleting the existing Section 5.4 of Article V in its entirety and substituting in lieu thereof a new Section 5.4 of Article V which reads as follows:

“Section 5.4 [Reserved].”

(iii)	The Third Amended and Restated Certificate of Incorporation is hereby amended by deleting the text “5.4” from the existing Section 9.1 of Article IX.

THIRD: The amendments shall be effective upon their filing.

FOURTH: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 26, 2009 and amended and restated effective as of July 7, 2009, April 16, 2010, June 7, 2012, July 9, 2019 and August 3, 2020.

FIFTH: That the aforesaid amendments were submitted to the stockholders of the Company at the Company’s annual meeting of the stockholders, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 21st day of June, 2021.

By:	/s/ Sabrina Rusnak-Carlson
Name:	Sabrina Rusnak-Carlson
Title:	General Counsel and Secretary